QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1

ERP OPERATING LIMITED PARTNERSHIP
(an Illinois limited partnership)

$50,000,000 4.861% Notes due November 30, 2007

         TERMS AGREEMENT

Dated: November 15, 2002

Banc of America Securities LLC
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255

J.P. Morgan Securities Inc.
270 Park Avenue
New York, New York 10017-2070

Fleet Securities, Inc.
100 Federal Street
Boston, MA 02110

HSBC Securities (USA) Inc.
Tower 10
452 5th Avenue
New York, NY 10018

Wachovia Securities, Inc.
One Wachovia Center, DC-8
301 South College Street
Charlotte, NC 28288-0602

Ladies and Gentlemen:

        ERP Operating Limited Partnership, an Illinois limited partnership (the "Company"), hereby confirms its agreement with Banc of America Securities LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc., HSBC Securities (USA) Inc. and Wachovia Securities, Inc., each as an agent of the Company (collectively, the "Placement Agents"), with respect to the issue and sale by the Company of, and the solicitation by the Placement Agents on behalf of the Company of offers to purchase $50,000,000 aggregate principal amount of the Company's 4.861% Notes due November 30, 2007 (the "Notes") to Core Investment Grade Bond Trust I (the "Trust"), subject to the terms and conditions set forth or incorporated by reference herein.

        The Company hereby appoints the Placement Agents as its exclusive agents for the solicitation of offers to purchase the Notes from the Company by the Trust, and each Placement Agent hereby accepts such appointment. The Company shall not appoint any other entity or person to act on its behalf, or to assist it, in the placement of the Notes. Notwithstanding anything to the contrary contained herein, the parties hereto agree that no Placement Agent shall be obligated, under any circumstance, to purchase Notes from the Company, as principal or otherwise.

        All of the provisions contained in the document attached as Schedule A hereto entitled "ERP Operating Limited Partnership—Debt Securities—Standard Underwriting Provisions" (the "Basic Provisions") are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Each of the representations, warranties and agreements contained in the Basic Provisions shall be deemed to have been made at and as of the date of this Terms Agreement. Except as provided below, terms defined in the Basic Provisions are used herein as therein defined. All references to the "Underwriters" or an "Underwriter" in the Basic Provisions shall refer to the Placement Agents or a Placement Agent. All references to the "Underwritten Securities" in the Basic Provisions shall refer to the "Notes." All references to the "Registration Statement" in the Basic Provisions shall refer to the registration statement on Form S-3 (No. 333-44594) filed with the Securities and Exchange Commission on August 25, 2000.

        On the basis of the representations and warranties set forth or incorporated by reference herein, but subject to the terms and conditions herein specified, each Placement Agent, acting solely as an agent of the Company, will use its reasonable efforts to solicit offers from the Trust for the purchase of the aggregate principal amount of the Notes from the Company specified opposite its name in Schedule B attached hereto. Each Placement Agent will communicate to the Company, orally, each offer for the purchase of Notes it has solicited on an agency basis. In the event that a Placement Agent orally communicates to the Company that it has received an offer for the purchase of Notes at a price at least equal to 100% of the principal amount thereof, then the Company shall accept such offer in whole, provided that the aggregate of all such offers does not exceed $50,000,000 aggregate principal amount of Notes. If the Company shall default on its obligation to deliver Notes to a purchaser whose offer has been solicited by a Placement Agent on an agency basis and accepted by the Company or fails to satisfy any condition to its issuance and sale of the Notes hereunder, the Company shall (i) hold such Placement Agent harmless against any loss, claim or damage arising from, or as a result of, such default or failure and (ii) pay to such Placement Agent the commission to which it would otherwise be entitled absent such default or failure.

        The Company hereby agrees to pay to each Placement Agent a commission equal to 0.30% of the principal amount of each Note to be delivered to a purchaser whose offer has been solicited by such Placement Agent on an agency basis and has been accepted, or is required to be accepted in accordance with the terms hereof, by the Company. Such commission shall be payable, at the option of the applicable Placement Agent, either in the form of a discount from the price received from purchasers of Notes or directly from the Company. Delivery of Notes sold through a Placement Agent as an agent of the Company shall be made by the Company to such Placement Agent for the account of the purchaser thereof only against payment therefor in immediately available funds. In the event that the purchaser of Notes fails to accept delivery of such Notes or fails to make payment in full therefor at the Closing Time, the applicable Placement Agent shall promptly notify the Company and return such Notes to the Company. If such Placement Agent has theretofore paid the Company for such Notes, the Company shall promptly return the related funds to such Placement Agent and shall reimburse such Placement Agent on an equitable basis for its loss of the use of funds for the period such funds were credited to the Company's account.

        The Company acknowledges that the placement of Notes arranged by the Placement Agents for the Company on an agency basis is being conducted by the Placement Agents in reliance upon the representations, warranties, covenants and agreements contained or incorporated by reference herein.

        The Notes shall have the following terms:

Title:	4.861% Notes due November 30, 2007.
Principal Amount to be Issued:	$50,000,000.
Current Ratings:	Moody's Investors Service, Inc.: Baa1 Standard & Poor's Ratings Services.: BBB+
Interest Rate:	4.861% per annum.
Interest Payment Date(s):	Each November 30 and May 30, commencing May 30, 2003.
Record Dates:	The close of business on the November 15 and May 15 preceding the applicable Interest Payment Date.
Maturity Date:	November 30, 2007.
Redemption Provisions:
The Company may redeem the Notes, at any time, in whole or, from time to time, in part, at the election of the Company, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined in the Prospectus), if any, with respect to such Notes (collectively, the "Redemption Price"). Notice of any optional redemption of the Notes will be given to holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such persons to be redeemed.
Sinking Fund Requirements:	None.
Restrictive Covenants:
The Company is required to maintain Total Unencumbered Assets (as defined in the Prospectus) of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined in the Prospectus) of the Company.
Delayed Delivery Contracts:	Not authorized.
Form:	Global Note through the facilities of The Depository Trust Company (in the United States), Clearstream Banking société anonyme and/or Euroclear Bank S.A./N.V., as operator of the Euroclear System.
Listing:	None.
Closing Date and Location:	November 20, 2002, at 9:00 a.m., New York City time, at the offices of Piper Rudnick, 203 North LaSalle Street, Suite 1800, Chicago, IL 60601-1293.

Additional Covenants of the Company.

        The Company hereby authorizes and directs the Placement Agents to deliver a copy of the Prospectus to each purchaser of Pass-Through Certificates (the "Certificates") issued under the Trust Agreement, dated as of November 20, 2002 (the "Trust Agreement"), among Core Bond Products LLC, as depositor (the "Depositor"), Banc of America Securities LLC, as administrative agent, and The Bank of New York, as trustee (the "Certificates Trustee"). Furthermore, each of the Company and the Placement Agents (i) acknowledges that the Certificates Trustee has assigned to purchasers and subsequent holders of the Certificates its rights against the Company and such Placement Agent under U.S. federal and state securities laws with respect to its purchase of the Notes and (ii) agrees not to contest the enforceability of such assignment.

        In addition to the covenants of the Company set forth in Section 3 of the Basic Provisions, the Company represents, covenants and agrees with the Placement Agents that, notwithstanding anything contained in the Basic Provisions to the contrary, nothing expressed herein or in the Basic Provisions is intended or shall be construed to give any entity or other person any legal or equitable right, remedy or claim hereunder or in respect hereof or any provision herein or therein contained, other than the parties hereto and their respective successors and the controlling persons, officers and directors referred to in Sections 6(a) and 6(b) of the Basic Provisions and their heirs and legal representatives; provided, however, that the Company covenants and agrees that Core Bond Products LLC, as depositor in respect of the Trust, and The Bank of New York, as trustee (on behalf of holders and beneficial owners of Trust certificates) in respect of the Trust, are third party beneficiaries of the Company's obligation to accept in whole each offer to purchase Notes at a price at least equal to 100% of the principal amount thereof that a Placement Agent orally communicates to the Company, not to exceed $50,000,000 aggregate principal amount of Notes.

        All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.

        Notices to the Placement Agents shall be directed to:

Banc of America Securities LLC Bank of America Corporate Center 100 North Tryon Street, 8th Floor Charlotte, North Carolina 28255 Attention: Transaction Management Facsimile: (704) 388-9939
J.P. Morgan Securities Inc. 270 Park Avenue New York, New York 10017 Attention: Investment Grade Syndicate Desk, 8th Floor Facsimile: (212) 834-6081

[SIGNATURE PAGES APPEAR NEXT]

        Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,
ERP OPERATING LIMITED PARTNERSHIP
By:	Equity Residential, not individually but as General Partner
By:	/s/ DAVID J. NEITHERCUT
Name:	David J. Neithercut
Title:	Executive Vice President and Chief Financial Officer

Confirmed and Accepted, as of the date first above written:
BANC OF AMERICA SECURITIES LLC, as Placement Agent
By:	/s/ LILY CHANG Name: Lily Chang Title: Principal
J.P. MORGAN SECURITIES INC., as Placement Agent
By:	/s/ MARIA SRAMEK Name: Maria Sramek Title: Vice President
FLEET SECURITIES, INC. as Placement Agent
By:	/s/ JOHN CREES Name: John Crees Title: Managing Director
HSBC SECURITIES (USA) INC. as Placement Agent
By:	/s/ JAMES BRUCIA Name: James Brucia Title: Managing Director
WACHOVIA SECURITIES, INC. as Placement Agent
By:	/s/ KEITH MAUNEY Name: Keith Mauney Title: Managing Director

SCHEDULE A

Basic Provisions

SCHEDULE B

Placement Agent	Principal Balance of Notes
Bank of America Securities LLC	$25,000,000
J.P. Morgan Securities Inc.	$20,000,000
Fleet Securities, Inc.	$1,700,000
HSBC Securities (USA) Inc.	$1,650,000
Wachovia Securities, Inc.	$1,650,000

Total	$50,000,000

QuickLinks

  Exhibit 1